EXHIBIT 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 30, 1995, relating to the statement of assets and liabilities of Van Wagoner Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Transfer and Dividend Disbursing Agent, Custodian and Certified Public Accountants" in such Prospectus.




   Price Waterhouse LLP
   Milwaukee, Wisconsin
   November 30, 1995